Exhibit 99.1

Fibrocell Reports Second Quarter 2016 Financial Results and Recent Operational Highlights

- Company to Host Conference Call and Webcast Today at 8:30 a.m. EDT -

EXTON, PA - August 4, 2016 - Fibrocell Science, Inc. (NASDAQ: FCSC) today reported financial results for the second quarter ended June 30, 2016 and recent operational highlights. Fibrocell will host a conference call and webcast today at 8:30 a.m. EDT.

“Fibrocell is advancing into the second half of 2016 focused on innovative gene-therapy programs that have the potential to make transformative differences in the lives of patients suffering from debilitating genetic diseases affecting the skin and connective tissue,” said David Pernock, Chairman and Chief Executive Officer of Fibrocell. “Progress with FCX-007, our product candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB), is significant, as two adult subjects are enrolled in our Phase I/II clinical trial. In addition, FCX-013, in development for the treatment of linear scleroderma, is proceeding into a pre-clinical dose-ranging study, followed by a toxicology/biodistribution study.”

Recent Operational Highlights

FCX-007

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In June, Fibrocell initiated adult subject recruitment in its Phase I/II clinical trial of FCX-007, the Company’s lead gene-therapy product candidate for the treatment of RDEB. The primary objective of this open-label, clinical trial is to evaluate the safety of FCX-007 in RDEB subjects. Additionally, the trial will assess the mechanism of action of FCX-007 through the evaluation of type VII collagen expression and the presence of anchoring fibrils, as well as the efficacy of FCX-007 through evidence of wound healing. Six adult subjects are expected to be treated with FCX-007 in the Phase I portion of the trial and six pediatric subjects in the Phase II portion of the trial. Prior to enrolling pediatric subjects, Fibrocell is required to obtain allowance from the U.S. Food and Drug Administration (FDA) and submit evidence of FCX-007 activity in adult subjects and final data from its ongoing toxicology study.

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In July, Fibrocell reported the first two adult subjects were enrolled in its Phase I/II clinical trial of FCX-007 and that it expects to dose the first subject at the end of 2016. Additional adult subjects will be dosed after a required 90-day waiting period following the dosing of the first subject. Three-month post-treatment data for safety, mechanism of action and efficacy for the adult subjects in the Phase I portion of this trial are expected in the second half of 2017, as well as six-month data for a cohort of this group.

FCX-013

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In April, Fibrocell received orphan drug designation from the FDA for FCX-013 for the treatment of localized scleroderma, a chronic autoimmune disease characterized by thickening of the skin and connective tissue that can be debilitating and painful. FCX-013 is currently in pre-clinical development for the treatment of linear scleroderma, a form of localized scleroderma. Fibrocell is advancing FCX-013 into a pre-clinical dose-ranging study, followed by a toxicology/biodistribution study, and expects to submit an Investigational New Drug (IND) application to the FDA in 2017.

Wind-down of azficel-T Operations

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In June, Fibrocell reported the primary efficacy endpoints were not met in its Phase II clinical trial of azficel-T for the treatment of vocal cord scarring resulting in chronic or severe dysphonia. As a result, Fibrocell determined to wind-down azficel-T (including LAVIV1) operations at its Exton, PA facility in order to focus its efforts and resources on its gene-therapy portfolio of product candidates. In connection with the wind-down, Fibrocell underwent a reduction-in-workforce eliminating positions primarily in the areas of manufacturing and quality operations which supported azficel-T. With its focus now on its gene-therapy portfolio, Fibrocell is actively seeking an acquiror for azficel-T.

Financial Results for the Six Months Ended June 30, 2016 and 2015

For the six months ended June 30, 2016, Fibrocell reported a diluted net loss of $0.26 per share, compared to a diluted net loss of $0.37 per share for the same period in 2015.

The 2016 period included $7.5 million in non-cash warrant revaluation income compared to non-cash warrant revaluation expense of $1.1 million for the same period in 2015. The 2016 period also included non-cash intangible asset impairment expense of $3.9 million and restructuring costs of $0.3 million related to the previously announced wind-down of Fibrocell’s azficel-T operations.

Research and development expense decreased to $7.2 million for the six months ended June 30, 2016, as compared to $7.7 million for the same period in 2015. The decrease was primarily the result of reduced costs related to Fibrocell’s ongoing development programs, offset by an increase in process development expenses.

Selling, general and administrative expense decreased to $5.3 million for the six months ended June 30, 2016, as compared to $6.6 million for the same period in 2015. The decrease was primarily due to reduced professional fees.

As of June 30, 2016, the Company had cash and cash equivalents of $8.2 million and working capital of $5.8 million. Fibrocell used $20.9 million in cash for operations during the six months ended June 30, 2016, as compared to $10.8 million used for the same period in 2015, primarily due to the $10.0 million upfront technology access fee paid to Intrexon Corporation in January 2016 in connection with the December 2015 Exclusive Channel Collaboration. The Company believes that its cash and cash equivalents at June 30, 2016 will be sufficient to fund operations into the fourth quarter of 2016.

Conference Call and Webcast

To participate on the live call, please dial 888-428-9490 (domestic) or +1-719-785-1753 (international), and provide the conference code 2654515 five to ten minutes before the start of the call. The conference call will also be webcast live under the “Investors” section of Fibrocell's website at www.fibrocell.com/investors/events and will be archived there for 30 days following the call. Please visit Fibrocell's website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue.  Fibrocell’s most advanced gene-therapy product candidate, FCX-007, has begun a Phase I/II trial for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is in pre-clinical development of FCX-013, its gene-therapy product candidate for the treatment of linear scleroderma. In addition, Fibrocell has a third gene-therapy program in the research phase for the treatment of arthritis and related conditions. Fibrocell’s gene-therapy portfolio is being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology. For more information, visit www.fibrocell.com or follow us on Twitter at @Fibrocell.

Trademarks

Fibrocell, the Fibrocell logo and Fibrocell Science are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: Fibrocell’s focus on the advancement of its gene-therapy programs; Fibrocell’s expectations regarding the timing of the completion of adult subject enrollment, dosing and reporting of results for the Phase I portion of the Phase I/II clinical trial of FCX-007; the expected timing of the submission of an IND for FCX-013; the potential advantages of Fibrocell’s product candidates; the sufficiency of Fibrocell’s cash and cash equivalents to fund operations into the fourth quarter of 2016; and other statements regarding Fibrocell’s future operations, financial performance and financial position, prospects, strategies, objectives and other future events.

Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: Fibrocell’s ability to obtain additional capital to fund its operations and continue as a going-concern; uncertainties and delays relating to the initiation, enrollment and completion of pre-clinical and clinical trials; whether pre-clinical and clinical trial results will validate and support the safety and efficacy of Fibrocell’s product candidates; FDA allowance to enroll pediatric subjects in the Phase II portion of the Phase I/II clinical trial of FCX-007; unanticipated or excess costs relating to the wind-down of azficel-T (including LAVIV) operations and the development of Fibrocell’s gene-therapy product candidates; Fibrocell’s ability to maintain its collaboration with Intrexon Corporation; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing and Form 10-Q filing. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor Relations Contact:
John Woolford
Westwicke Partners
443.213.0506
john.woolford@westwicke.com

Fibrocell Science, Inc.
Selected Financial Information
($ in thousands, except per share and share data)
(unaudited)

Condensed Consolidated Statements of Operations	Three months ended		Six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenue from product sales	$73	$55	$85	$168
Collaboration revenue	14	82	18	163
Total revenue	87	137	103	331
Cost of product sales	392	77	409	221
Cost of collaboration revenue	—	85	1	88
Total cost of revenue	392	162	410	309
Gross (loss) profit	(305)	(25)	(307)	22
Research and development expense	2,352	2,567	4,954	4,814
Research and development expense - related party	925	1,127	2,249	2,867
Selling, general and administrative expense	2,540	3,640	5,280	6,564
Intangible asset impairment expense	3,905	—	3,905	—
Restructuring costs	292	—	292	—
Operating loss	(10,319)	(7,359)	(16,987)	(14,223)
Other income (expense):
Warrant revaluation income (expense)	2,254	602	7,511	(1,061)
Other expense	(31)	—	(31)	—
Interest income	4	1	8	3
Loss before income taxes	(8,092)	(6,756)	(9,499)	(15,281)
Income tax benefit	—	—	—	—
Net loss	$(8,092)	$(6,756)	$(9,499)	$(15,281)

Per Share Information:
Net loss:
Basic	$(0.18)	$(0.17)	$(0.22)	$(0.37)
Diluted	$(0.18)	$(0.17)	$(0.26)	$(0.37)
Weighted average number of common shares outstanding
Basic	43,898,785	40,889,732	43,898,785	40,875,704
Diluted	43,898,785	40,889,732	43,934,819	40,875,704

	June 30, 2016	December 31, 2015
Condensed Consolidated Balance Sheet Data
Cash and cash equivalents	$8,161	$29,268
Working capital	5,763	15,629
Total assets	10,516	36,712
Warrant liability, current and long term	764	8,275
Total liabilities	4,687	22,509
Total stockholders' equity	5,829	14,203